ARTICLES OF AMENDMENT TO THE

                         ARTICLES OF INCORPORATION OF

                        CITADEL ENVIRONMENTAL GROUP, INC.

                             CHANGING ITS NAME TO

                              SAN HOLDINGS, INC.


     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST:  The name of the Corporation is CITADEL ENVIRONMENTAL GROUP, INC.

     SECOND: The following amendment was adopted on February 1, 2000, by the Board of Directors, and on March 1, 2000, by a vote of the Shareholders of the Corporation, in the manner prescribed by the Colorado Business Corporation Act. The number of shares voted for the amendment was sufficient for approval.

     The FIRST Article shall be amended to read as follows:

     The name of the Corporation shall be SAN HOLDINGS, INC.

     THIRD: The manner, if not set forth in such amendments, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendments shall be effected, is as follows: Not applicable.

     DATED:  March 1, 2000.


                              CITADEL ENVIRONMENTAL GROUP, INC.
                                (Changing its name to
                                  SAN HOLDINGS, INC.)


                              By:/s/ L. W. Buxton
                                 L. W. Buxton, President